UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 5, 2017

NOODLES & COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-35987	84-1303469
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation)		Identification No.)

520 Zang Street, Suite D, Broomfield, CO	80021
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (720) 214-1900

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
      ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
      ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
      ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
      ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
As previously announced by the Company in its Current Report on Form 8-K filed on February 9, 2017, Noodles & Company, a Delaware corporation (the “Company”), entered into a securities purchase agreement (the “L Catterton Securities Purchase Agreement”) with Catterton-Noodles LLC, a Delaware limited liability company (“L Catterton”), dated February 8, 2017, pursuant to which the Company agreed, in return for aggregate gross proceeds of $18,500,000, to sell to L Catterton certain securities, including 18,500 shares of the Company’s Series A Convertible Preferred Stock, par value $0.01 per share (the “Preferred Shares”). The Company filed a Certificate of Designations with respect to the Company’s Series A Convertible Preferred Stock with the Secretary of State of the State of Delaware on February 9, 2017 (the “Certificate of Designations”).
Pursuant to the Certificate of Designations, the Company may, at its option upon the satisfaction of certain conditions, cause all outstanding Preferred Shares to be automatically converted into the Company’s Class A common stock (the “Conversion Option”). On April 5, 2017, the Company delivered a notice to L Catterton of the Company’s election to exercise the Conversion Option. The conversion and issuance of 4,252,873 shares of the Company’s Class A Common Stock is expected to occur on April 12, 2017. After the conversion, no Preferred Shares will be outstanding.
The description of the terms of the L Catterton Securities Purchase Agreement is qualified in its entirety by reference to the L Catterton Securities Purchase Agreement, a copy of which was filed as an exhibit to the Company’s Current Report on Form 8-K filed on February 9, 2017. The description of the terms of the Certificate of Designations in this Current Report on Form 8-K is qualified in its entirety by reference to the Certificate of Designations of Series A Convertible Preferred Stock of Noodles & Company, filed with the Secretary of State of the State of Delaware on February 9, 2017, a copy of which was filed as an exhibit to the Company’s Current Report on Form 8-K filed on February 9, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Noodles & Company

By:	/s/ DAVE BOENNIGHAUSEN
Name:	Dave Boennighausen
Title:	Chief Financial Officer and Interim Chief Executive Officer

DATED: April 10, 2017